Exhibit 2

CALCULATION AGENCY AGREEMENT

This Calculation Agency Agreement (the “Agreement”), dated as of November 26, 2025, is entered into among the Republic of Colombia (the “Republic”), one the one hand, and The Bank of New York Mellon and The Bank of New York Mellon, London Branch, on the other hand (each, a “Calculation Agent”).

WHEREAS, reference is made to the Indenture, dated as of January 28, 2015, between the Republic and The Bank of New York Mellon, as Trustee, as amended and supplemented by the Supplemental Indenture thereto, dated as of September 8, 2015, and as further amended and supplemented from time to time (as so amended and supplemented, the “Indenture”). Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Indenture;

WHEREAS, pursuant to Section 2.1 of the Indenture, the Republic has issued €500,000,000 aggregate principal amount of 4.500% Global Bonds due 2030, €700,000,000 aggregate principal amount of 5.750% Global Bonds due 2034, and €800,000,000 aggregate principal amount of 6.500% Global Bonds due 2038 (collectively, the “Bonds”) on the date hereof;

WHEREAS, in connection with the issuance of the Bonds, the Republic wishes to appoint The Bank of New York Mellon and The Bank of New York Mellon, London Branch to serve as Calculation Agent;

NOW THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

1. Appointment. The Republic hereby appoints The Bank of New York Mellon and The Bank of New York Mellon, London Branch as Calculation Agent under the Indenture in connection with the issuance of the Bonds. Each of The Bank of New York Mellon and The Bank of New York Mellon, London Branch hereby accepts such appointment and agrees to act in such capacity pursuant to the terms of the Indenture and this Agreement.

2. Calculation.

(a) In respect of any payment due in connection with the Bonds, if the Euro is unavailable to the Republic due to the imposition of exchange controls or other circumstances beyond the Republic’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then upon a written request of the Republic at least one business day prior to the relevant Payment Determination Date (as defined below) (each such request, a “Calculation Notice”), the Calculation Agent shall determine the amount to be paid in U.S. Dollars for any such Payment Date (the “Dollar Payment Amount”). Each Calculation Notice shall include the relevant Payment Date for which such calculation is to be performed, and the aggregate amount of payments which would otherwise be due in Euros on such Payment Date (the “Euro Payment Amount”).

(b) The Calculation Agent will utilize the Spot Rate for purposes of determining the Dollar Payment Amount. For this purpose, (i) “Spot Rate” means the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant Payment Date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant Payment Date (in either case, the “Payment Determination Date”) and (ii) “business day” means any day that is a day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealing in euro deposits in the London interbank market.

(c) The Calculation Agent will, as soon as practicable after the determination of the Spot Rate for any such Payment Date in respect of the Bonds, calculate the Dollar Payment Amount. The Dollar Payment Amount will be calculated by applying the Spot Rate to the Euro Payment Amount for such Payment Date.

(d) Unless otherwise instructed by the Republic, the Calculation Agent will cause the Spot Rate, the Dollar Payment Amount and the Payment Determination Date for such Payment Date in respect of the Bonds to be notified to the Republic and the Trustee (at the address specified in the Indenture) no than later one business day following the Payment Determination Date. If the Bonds become due and payable pursuant to an acceleration upon an Event of Default other than on a Payment Date, the Spot Rate, the Dollar Payment Amount and the Payment Determination Date in respect of the Bonds shall, upon delivery of a Calculation Notice, nevertheless continue to be calculated and notified in accordance with the foregoing provisions. All determinations and calculations made by the Calculation Agent pursuant to the foregoing provisions will, in the absence of willful misconduct, gross negligence or manifest error, be binding on the Republic and the Calculation Agent.

(e) The Calculation Agent shall have no responsibility whatsoever to determine whether a payment is due under the Indenture, in U.S. Dollars or Euros or otherwise; is not responsible for processing any foreign exchange conversion necessary to make payments in U.S. Dollars or Euros; and is not responsible for the sufficiency of the Dollar Payment Amount or the satisfaction of any obligations of the Republic under the Indenture.

(f) The Calculation Agent may enter into spot foreign exchange transactions with the Republic and may provide such foreign exchange services itself or through any BNY Affiliates* and, in those cases, the Calculation Agent or, as the case may be, the relevant BNY Affiliate through which currency is converted acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, sales margin, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under this Agreement and the rate that the Calculation Agent or any BNY Affiliate receives when buying or selling foreign currency for its own account. The Calculation Agent makes no representation that the exchange rate used or obtained in any currency conversion under this Agreement will be the most favourable rate that could be obtained at the time or as to the method by which that rate will be determined. For the avoidance of doubt, this Agreement shall not apply to any such FX transaction and all such services will be in addition to the services provided hereunder and subject to such terms and conditions as separately disclosed.

*	Defined as any office, branch or subsidiary of The Bank of New York Mellon Corporation.

3. Protections. In acting as Calculation Agent, each of The Bank of New York Mellon and The Bank of New York Mellon, London Branch shall be entitled to the same indemnification rights granted to the Trustee under the Indenture and to the rights, privileges, protections, immunities and benefits granted to the Trustee under the Indenture. In no event shall the Calculation Agent be liable for any action taken in accordance with the instructions of the Republic.

4. Miscellaneous.

(a) Section 9.7 of the Indenture (Governing Law; Consent to Service, Jurisdiction; Waiver of Immunities) shall apply, mutatis mutandi, to this Agreement as if fully set forth herein.

(b) No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties hereto.

(c) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among The Bank of New York Mellon, The Bank of New York Mellon, London Branch and the Republic to the full extent permitted by applicable law.

(d) This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

(f) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(g) The Section headings herein are for convenience only and shall not affect the construction thereof.

(h) All notices, requests and other communications required to be in writing will be delivered to the address or transmitted to the facsimile indicated on the signature page hereof, or, if requested by a party, transmitted to an email address specified by such party.

[Signature pages to follow]

Please acknowledge receipt of this Agreement, and confirm the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement.

REPUBLIC OF COLOMBIA

By:	/s/ Germán Ávila Plazas
Name: Germán Ávila Plazas
Title: Minister of Finance and Public Credit

Address for notices:

Dirección General de Crédito Público y Tesoro Nacional
Ministerio de Hacienda y Crédito Público
Carrera 8, No. 6C-38, Piso 1
Bogotá D.C.
Colombia
Fax: (+57 1) 381 17 00
Attn: Director General of Public Credit and National Treasury

[Signature page – Calculation Agency Agreement]

Accepted and agreed to by:

THE BANK OF NEW YORK MELLON as Calculation Agent

By:	/s/ Michael Lee
Name: Michael Lee
Title: Vice President

Address for notices:

240 Greenwich Street, Floor 7E
New York, New York 10286
Attention: International Corporate Trust

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Calculation Agent

By:	/s/ Michael Lee
Name: Michael Lee
Title: Vice President

Address for notices:

160 Queen Victoria Street
London EC4V 4LA
United Kingdom

[Signature page – Calculation Agency Agreement]